Exhibit (g)(iii)

Amended Exhibit A to Rule 17f-5 & 17f-7 Letter Agreement dated July 8, 2005

Funds

Firsthand Technology Value Fund
Firsthand Technology Leaders Fund
Firsthand e-Commerce Fund
Firsthand Alternative Energy Fund

CITIBANK, N.A.

By:           /s/ Gene T. Mohan

Name:      Gene T. Mohan

Title:         Director, Financial Institutions Group

Agreed and Accepted:

PFPC TRUST COMPANY

By:           /s/ Edward A. Smith, III

Name:      Edward A. Smith, III

Title:         Vice President & Senior Director

FIRSTHAND FUNDS ON BEHALF OF THE SERIES SET FORTH ABOVE

By:           /s/ Michael S. Remondino

Name:       Michael S. Remondino

Title:          Assistant Treasurer, Firsthand Funds

Dated:        2/24/09